Exhibit 10.07.01

FINAL

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made as of this 25th day of May, 2016, by and among Delmarva Educational Association, a Florida not-for-profit corporation (“Seller”), and Pennsylvania Media Associates, Inc., a Pennsylvania corporation (“Buyer”).

Recitals

A.           Seller is the Federal Communications Commission (“FCC”) licensee of FM translator station, W224BU, licensed to Lake City, FL, (Facility ID No. 144428) (the “Translator”).

B.           Seller has agreed to sell the Translator to Buyer, and Buyer has agreed to purchase certain assets relating to the Translator from Seller, on the terms and conditions set forth herein.

Agreements

In consideration of the foregoing, and the mutual covenants and agreements set forth below, Seller and Buyer hereby agree as follows:

1.          Assignment Application. The parties shall cooperate in the prompt preparation and filing of an application with the FCC for consent to the assignment of the FCC Translator licenses, permits and authorizations (including pending licenses, permits and authorizations), and any renewals, extensions, amendments or modifications thereof, for the operation of the Translator (the “License”) from Seller to Buyer (the “Assignment Application”). Such application is to be filed as soon as is practicable. The parties shall cooperate in the diligent submission of any additional information requested or required by the FCC with respect to such application, and shall take all steps reasonably required for the expeditious prosecution of the Assignment Application to a favorable conclusion, and shall diligently oppose any objections to, appeals from or petitions to reconsider such approval of the FCC, to the end that the FCC order granting consent to the assignment of the License may be obtained as soon as practicable, provided, however, that in the event the application for assignment of the License has been designated for hearing, then the party which is not the subject of the hearing (or which is not the party whose alleged actions or omissions resulted in the designation for hearing) may elect to terminate this Agreement upon written notice to the other party..

2.          Assets to be Conveyed. On the Closing Date, as defined in Section 6 hereof, Seller will sell, assign, transfer, convey and deliver to Buyer:

a.           the License;

b.           Except for supplies and other incidental items which in the aggregate are not of material value, all tangible personal property used or useful in the operation of the Translator which Buyer elects to purchase (the “Tangible Personal Property”), together with such modifications, replacements, improvements and additional items made or acquired between the date hereof and the Closing Date. Seller shall provide a complete itemized list of all tangible personal property used or useful in the operation of the Translator to Buyer within thirty (30) days after the date of this Agreement, and Buyer will inform Seller within thirty (30) days of the receipt of the list what specific tangible personal property Buyer elects to purchase as part of this transaction; and

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c.           any files, records, and intangible property or property rights, including but not limited to intellectual property and goodwill, of Seller related to the Translator.

The foregoing assets (the “Purchased Assets”) are to be conveyed by Seller to Buyer through an assignment and any other document of transfer (the “Closing Documents”) customary for such purpose and satisfactory in form and substance to Buyer, Seller, and their respective counsel. The Purchased Assets are to be conveyed to Buyer free and clear of any claims, liabilities, mortgages, deeds of trust, assignments, liens, pledges, conditions, exceptions, restrictions, limitations, charges, security interests or other encumbrances of any nature whatsoever (collectively, “Liens”).

The Purchased Assets specifically shall not include: (i) any real property interests of Seller, whether owned or leased, relating to the Translator; (ii) any contracts entered into by Seller relating to the Translator; or (iii) any cash or cash equivalents.

3.          No Liabilities Assumed. Buyer shall not assume or in any manner be liable for any debts, liens, obligations or liabilities of Seller, whether express or implied, known or unknown, contingent or absolute.

4.          Purchase Price. The Purchase Price (“Purchase Price”) to be paid on the Closing Date by Buyer for the Purchased Assets shall be Sixty Five Thousand Dollars $65,000), to be paid to Seller at Closing by wire transfer by Buyer of immediately available funds to Seller.

5.          Allocation of the Purchase Price; Adjustments to Purchase Price. Buyer and Seller shall agree to an allocation of the Purchase Price as reasonably established by Buyer. Buyer and Seller shall use such allocation for all reporting purposes in connection with federal, state and local income and, to the extent permitted under applicable law, franchise taxes. Buyer and Seller agree to report such allocation to the Internal Revenue Service in the form required by Treasury Regulation § 1.1060-1T.

All operating income and operating expenses of the Translator shall be adjusted and allocated between Seller and Buyer, and an adjustment in the Purchase Price shall be made as provided in this Section, to the extent necessary to reflect the principle that all such income and expenses attributable to the operation of the Translator on or before the Closing Date shall be for the account of Seller, and all income and expenses attributable to the operation of the Translator after the Closing Date shall be for the account of Buyer. To the extent not inconsistent with the express provisions of this Agreement, the allocations made pursuant to this Paragraph shall be made in accordance with generally accepted accounting principles. Adjustments pursuant to this Section shall be made at Closing to the extent practicable. Further prorations and adjustments shall be made by Buyer and Seller no later than (90) days following the Closing Date, or such later date as shall be mutually agreed to by Seller and Buyer. In the event Buyer and Seller cannot agree on the prorations and adjustments under this subsection, the parties will refer the disagreement to a firm of independent certified public accountants, mutually acceptable to Seller and Buyer, whose decision shall be final. The fees and expenses of such accountants shall be paid by the party who does not prevail on the disputed matters decided by the accountants.

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6.          Closing. The Closing, or the Closing Date, as used throughout this Agreement, shall take place within five (5) business days after the FCC shall have consented to assignment of the License to Buyer and, unless waived by Buyer, in Buyer’s sole discretion, such consent shall have become a Final Order, subject to satisfaction of or waiver of the other conditions precedent set forth herein. The term “Final Order” means such consent shall no longer be subject to review, reconsideration, appeal, or remand under applicable laws and the rules of the FCC.

7.          Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that:

a.           Seller is, and as of the Closing Date will be, a not-for-profit corporation, duly organized, validly existing and in good standing in the State of Florida. Seller has the requisite power and authority to enter into and fulfill its obligations under this Agreement

b.           The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have or will be duly authorized and approved by all necessary action on the part of Seller prior to Closing. No other or further corporate act on the part of Seller is necessary to authorize this Agreement or the consummation of the transaction contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

c.           Subject to obtaining the approval of the FCC, the execution, delivery and performance of this Agreement (i) does not require the consent of any third party, and (ii) will not conflict with, result in a breach of, or constitute a default under any agreement or instrument to which Seller is a party or by which Seller is bound, or under any law, judgment, order, decree, rule or regulation of any court or governmental body which is applicable to Seller or the Translator.

d.           Seller knows of no reason related to its qualifications which would disqualify it from owning or operating the Translator or assigning the License to Buyer. The License is valid and in full force and effect and constitutes all of the authorizations issued by the FCC in connection with the construction and/or operation of the Translator as provided in the License. Other than as set forth in the publicly available FCC records, the License is not subject to any restriction or condition that would limit in any respect the construction and/or operation of the FM translator as now intended. There is not pending or threatened any action by or before the FCC to revoke, suspend, cancel, rescind or modify the License (other than proceedings relating to FCC rules of general applicability), and there is no order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint by or before the FCC, pending or threatened, against Seller regarding the Translator.

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e.           Seller has complied in all material respects with all requirements to file reports, applications and other documents with the FCC with respect to the Translator, and all such reports, applications and documents are complete and correct in all material respects.

f.            Seller has, and on the Closing Date will have, good and marketable title to all the Purchased Assets, free and clear, of all claims and Liens. The list of tangible personal property to be provided by Seller pursuant to Section 2b shall be complete and accurate. The Tangible Personal Property used to a material extent in the operation of the Translator in the manner in which it is now operated is in good operating condition subject only to ordinary wear and tear.

g.            Between now and the date of Closing, Seller shall not, without the consent of Buyer, enter into any leases or contracts pertaining to the Purchased Assets that do not expire as of the Closing Date, or remain Seller’s sole responsibility thereafter, or dispose of any of the Purchased Assets except those for which a replacement or repair is provided, or agree to sell any of the Purchased Assets.

h.           There is and will be no claim, action, litigation, government inquiry, government proceeding or other similar matter, pending or threatened, pertaining to the Purchased Assets. There is no basis for any such claim, action, litigation, government inquiry, government proceeding or other similar matter, which would individually or in the aggregate materially adversely affect the Purchased Assets.

i.            No insolvency proceedings of any character including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Seller or the Purchased Assets, are pending or threatened, and Seller has made no arrangement for the benefit of creditors, nor taken any action with a view to, or which would constitute the basis for the institution of, any such insolvency proceedings.

j.            Seller has filed all federal, state and local tax returns which are required to be filed, and has paid all taxes and all assessments to the extent that such taxes and assessments have become due, other than such returns, taxes and assessments, the failure to file or pay would not, individually or in the aggregate, materially adversely affect the Purchased Assets.

k.          No agent, broker, investment banker, or other person or firm acting on behalf of or under the authority of Seller or any affiliate of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Buyer in connection with transactions contemplated by this Agreement.

l.            None of the representations or warranties made by Seller, nor any statement made in any document or certificate furnished by Seller pursuant to this Agreement contains or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

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8.          Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that:

a.           Buyer is, and as of the Closing Date will be, a corporation duly organized, validly existing and in good standing in the State of Pennsylvania. This Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

b. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have or will be duly authorized and approved by all necessary action on the part of Buyer prior to Closing. No other or further corporate act on the part of Buyer is necessary to authorize this Agreement or the consummation of the transaction contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

c.           Buyer knows of no reason related to its qualifications that would disqualify it from acquiring the Translator from Seller.

d.           Buyer has the financial resources necessary to consummate the transaction contemplated by this Agreement.

e.           No agent, broker, investment banker, or other person or firm acting on behalf of or under the authority of Buyer or any affiliate of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Seller in connection with transactions contemplated by this Agreement.

f.            None of the representations or warranties made by Buyer, nor any statement made in any document or certificate furnished by Buyer pursuant to this Agreement contains or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

9.          Expenses. Except as are otherwise specified in Section 10 herein, all expenses involved in the preparation and consummation of this Agreement shall be borne by the party incurring such expense, provided, however, that the filing fee for the FCC assignment application shall be borne equally by Buyer and Seller.

10.         Modification of the License. Seller hereby grants its consent for Buyer to file in Buyer’s name, pursuant to Section 73.3517(a) of the FCC’s rules, an application on FCC Form 349 to modify the facilities authorized under the License (the “Minor Mod Application”). Such application shall be prepared and filed in accordance with the procedure specified by the FCC pursuant to MB Docket 13-249 to request modifications to the License and/or a change in the transmitter site for the Translator to a location designated by Buyer which, if approved by the FCC, will permit the Translator to be used as a fill-in for Buyer's Class C or Class D AM radio station WBZW(AM). Such Minor Mod Application shall include a request that the Permit expiration date be tolled for a period to include reasonable construction time following the grant of (a) the Assignment Application and (b) the Minor Mod Application. Notwithstanding anything to the contrary contained herein, Buyer will assume all the expenses, duties of prosecution (including, without limitation, reasonable technical modifications and good-faith negotiations to settle mutually exclusive FM modification applications filed by third-parties), and risk attendant to the Minor Mod Application, the post-closing construction, and use of the Translator.

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11.         Seller’s Closing Conditions. All obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions which, except for the initial consent of the FCC to the assignment, may be waived in whole or in part by Seller:

a.           the FCC shall have consented to the assignment of the License to Buyer without any condition materially adverse to Seller;

b.           Buyer shall have delivered the balance of the Purchase Price in the manner specified in Section 3 hereof; and

12.         Buyer’s Closing Conditions. All obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions which, except for the initial consent of the FCC to the assignment, may be waived in whole or in part by Buyer:

a.           the FCC shall have consented to the assignment of the License to Buyer without any condition materially adverse to Buyer, and such consent shall have become a Final Order;

b.           Seller shall have executed and delivered to Buyer the Closing Documents and conveyed the Purchased Assets to Buyer in accordance with this Agreement;

c.           all representations and warranties of Seller made herein shall be true and correct in all material respects as of the Closing Date; and

d.           as of the Closing Date, Seller shall have complied in all material respects with all covenants and conditions of this Agreement.

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13.         Termination. This Agreement may be terminated by the parties as follows:

a.           If either Buyer or Seller shall be in material breach of this Agreement, and such breach is not cured after twenty (20) days’ written notice from the other party or, if the breach is not of a type that can be cured within such time period, then after a reasonable time to cure such breach so long as the breaching party has commenced good faith diligent efforts to cure such breach within said time period and thereafter diligently pursues such cure to completion, then the other party, if not then in material breach itself, may terminate this Agreement. In the event of a material breach of this Agreement by Seller, instead of termination of this Agreement and seeking damages from Seller, Buyer shall alternatively have the right to seek and obtain specific performance of the terms of this Agreement, it being agreed by Seller that the Purchased Assets are unique assets. If any action is brought by Buyer pursuant to this subsection to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law. In the event of termination of this Agreement by Seller as a result of an uncured breach of this Agreement by Buyer, Seller’s sole and exclusive remedy shall be payment from Buyer to Seller of the amount of $6,500.00 as liquidated damages. THE DELIVERY OF THE LIQUIDATED DAMAGES AMOUNT TO SELLER SHALL BE CONSIDERED LIQUIDATED DAMAGES AND NOT A PENALTY, AND SHALL BE THE RECIPIENT’S SOLE REMEDY AT LAW OR IN EQUITY FOR A BREACH HEREUNDER IF CLOSING DOES NOT OCCUR. BUYER AND SELLER EACH ACKNOWLEDGE AND AGREE THAT THIS LIQUIDATED DAMAGE AMOUNT IS REASONABLE IN LIGHT OF THE ANTICIPATED HARM WHICH WILL BE CAUSED BY A BREACH OF THIS AGREEMENT, THE DIFFICULTY OF PROOF OF LOSS, THE INCONVENIENCE AND NON-FEASIBILITY OF OTHERWISE OBTAINING AN ADEQUATE REMEDY, AND THE VALUE OF THE TRANSACTION TO BE CONSUMMATED HEREUNDER.

b.           If the FCC or a court shall have issued an order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting or making the transaction not feasible, and such order or other action is finally determined, then either party may terminate this Agreement provided, however, that the right to terminate this Agreement under this Section 13(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, such order or action.

c.           If the Closing has not occurred within twelve (12) months after the date of this Agreement, then either party may terminate this Agreement, provided, however, that the right to terminate this Agreement under this Section 13(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in unreasonable delay in the Closing.

14.         Survival. The representations and warranties of Buyer and Seller set forth above shall survive the Closing Date for a period of twelve (12) months (the “Survival Period”), except that for any representation or warranty of Buyer or Seller as to such party’s qualifications and authority to consummate the transactions contemplated hereby, title of the parties to the Purchased Assets, any tax obligations of Seller, or the Purchased Assets being free and clear of any liens the Survival Period shall be indefinite. Seller indemnifies and holds Buyer harmless from any loss, liability, damage or expense (including legal and other expenses incident thereto) arising from or pertaining to (a) ownership of the Purchased Assets prior to the date of Closing or (b) breach of any covenants, representations or warranties of this Agreement, by Seller. Buyer indemnifies and holds Seller harmless from any loss, liability, damage or expense (including legal and other expenses incident thereto) arising from or pertaining to (a) ownership or operation of the Purchased Assets subsequent to the date of Closing or (b) breach of any covenants, representations or warranties in this Agreement, by Buyer. No claims may be brought under this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the Survival Period. In the event such notice is given, the right to indemnification with respect thereto under this provision shall survive the applicable Survival Period until such claim is finally resolved and any obligations with respect thereto are fully satisfied, and the indemnifying party shall be entitled at its own expense to compromise or defend against the claim with counsel reasonably satisfactory to the indemnified party; provided, that once the defense thereof is assumed by the indemnifying party, the indemnifying party shall keep the indemnified party advised of all developments in the defense thereof and any related litigation, and the indemnified party shall be entitled at all times to participate in the defense thereof at its own expense.

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15.         Control of Translator. Between the date of this Agreement and the Closing Date, Buyer shall not control the Translator, which shall remain the sole responsibility and under the control of Seller, subject to Seller's compliance with this Agreement.

16.         Entire Agreement. This Agreement, together with all exhibits and schedules hereto, constitute the entire agreement between the parties and supersede any prior negotiations, agreements, understandings or arrangements between the parties with respect to the subject matter hereof.

17.         Amendments and Waivers. No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

18.         Construction and Enforcement. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Florida. Any disputes arising out of this Agreement shall be resolved in state or federal court in Florida.

19.         Successors and Assigns. This Agreement shall inure to the benefit of and be binding on the permitted successors and assigns of the parties hereto. This Agreement and any rights hereunder shall not be assignable by either party hereto without the prior written consent of the other party. Notwithstanding the foregoing, Buyer may in its sole and absolute discretion, assign all of its right, title, interest and obligation under this Agreement to any entity controlled by, or under common control with Buyer, including any subsidiary of Salem Media Group, Inc.

20.         Cooperation. Both before and after the Closing, Seller and Buyer shall each cooperate, take such actions and execute and deliver such documents as may be reasonably requested by the other party in order to carry out the provisions of this Agreement.

21.         Notices. All notices hereunder shall be delivered in writing and shall be deemed to have been duly given if delivered and received by certified or registered mail, return receipt requested, or by expedited courier service, to the following addresses or such other addresses as any party may provide by written notice:

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To Seller:	Delmarva Educational Foundation

3780 Will Scarlet Road

Winston-Salem, North Carolina 27104

Attention: Nancy Epperson

                  President

To Buyer:	Pennsylvania Media Associates, Inc.

4880 Santa Rosa Road

Camarillo, California 93012

Attention: Christopher J. Henderson,
                  Senior Vice President/Secretary

22.         Exclusivity. While this Agreement is in effect, Seller agrees not to engage in any discussions or negotiations concerning any potential sale of the Purchased Assets to any party other than Buyer or its assigns.

23.         Attorneys’ Fees. If any action at law or equity is brought, whether in a judicial proceeding or arbitration, to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief, which may be awarded.

24.         Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument. Executed copies of this Agreement transmitted by facsimile or other electronic means shall be valid and binding.

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[Signature page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLER:

DELMARVA EDUCATIONAL ASSOCIATION

By:	/s/ Nancy. A. Epperson
Nancy A. Epperson
President

BUYER:

PENNSYLVANIA MEDIA ASSOCIATES, INC.

By:	/s/ Christopher J. Henderson
Christopher J. Henderson
Senior Vice President/Secretary